Exhibit 10.10

S. Mitchell & Associates LLC

2 Horatio Street, Suite 16L, New York, NY 10014 USA

Tel: (212) 784-9063 ■ Fax: (646) 839-2885

October 26, 2023

Western Alaska Minerals

3573 East Sunrise Drive, Suite 233

Tucson, AZ 85718

USA

Attention: Christopher Marrs, Co-Founder, CEO, Director

Dear Kit,

RE: Corporate Finance Advice – Strategy and Marketing - Letter Agreement

This Letter Agreement (“Agreement”) confirms your request that S. Mitchell & Associates LLC (“SMA”) provides a contract for advisory services to introduce Western Alaska Minerals (“WAM”) to the American investing marketplace. SMA is excited to offer its corporate finance skills and knowledge of North American-based exchanges and investors and other financing sources to develop the most effective plan for WAM. SMA and WAM is each a “Party” and together comprise the “Parties”.

WAM retains SMA to support achievement of its financial goals in connection with expanding its presence in the American investment market by creating market awareness through developing corporate financing strategies agreed with WAM, implementing cross-border financial structures and conducting shareholder introductions. NOTE: Any securities offerings that fall under United States regulations must be enacted through Weild & Co.. Throughout this mandate, Susan J. Mitchell will be the primary member of SMA’s associates working with WAM’s CEO and other designated executives (“Management”). She will work to achieve WAM’s objectives by working in close communication with WAM Management. Meanwhile, members of Management and its professional advisors are obliged to make requisite information and themselves available in a timely manner in order to achieve WAM’s goals under this Agreement. SMA will distribute only information provided or approved by WAM.

1.	Scope of Work

The Scope of Work will include but not be limited to the following. SMA shall:

i.	prior to reaching out to the investor market, collect and review WAM’s corporate structure and materials that SMA deems relevant to successful completion of this mandate and suggest to Management revisions to WAM’s own documents such as the Corporate Presentation for optimal communication to relevant audiences;

ii.	research and fine tune a list of investors (small funds, high net worth, retail) whose demonstrated appetite might include a strong Alaskan junior mining company with several properties including critical and precious metals

iii.	conduct one-on-one conversations with this list of investors as to their potential interest in investing in WAM should it trade on the OTCQX;

iv.	make collaborative recommendations to WAM with the intention of achieving most cost-effective results, including with third parties;

v.	report regularly to WAM Management as to feedback received from potential investors and any possible revised strategy for further conversations;

vi.	other duties as mutually agreed between the Parties..

2.	Compensation

WAM will pay SMA a retainer of US$3000.00 (Three thousand US dollars) per month, commencing November 1, 2023 with the first payment due on Execution of this Agreement and further monthly payments made on the first of subsequent months.

At the Client’s discretion, Management will reward performance or work deemed by the Client to be beyond the terms of this agreement with a bonus payment to SMA from time to time. This bonus may be in the form of cash and/or options of WAM. Further Options will be granted to SMA at Management’s discretion.

3. Expenses

The Client shall reimburse SMA for reasonable out-of-pocket expenses incurred in connection with this engagement except that any single amount in excess of US$250 shall require the prior approval of the Client. A request by the Client for SMA’s staff to travel shall be considered prior approval and travel shall be by scheduled airline in coach or economy class if within North America, or in business class if outside North America. As well, other incremental activities with third parties (see 1iv above) and previously agreed with Management will be for the direct account of WAM.

4 Other Terms

4.1	The term of this Agreement between the Parties will be 12 months; starting November 1, 2023 and ending October 31, 2024 (“Initial Term”). It will automatically renew for a further 12 months on November 1, 2024 unless cancelled in writing by both Parties prior to October 1, 2024. Thereafter it will continue on a month-by-month basis until a written agreement between the Parties with 30 days notice agrees to cancel it. Should this Agreement be terminated, the Client will continue to retain SMA on a basis agreed between the Parties until the expiry of any Options granted herein.

4.2	Payments will be made by wire transfer to SMA’s bank account at Chase Bank (details to be provided on Invoices).

4.3	The Client shall provide an indemnification of SMA along the lines of the terms attached as Exhibit A which is incorporated herein by reference.

4.4	If the foregoing correctly sets forth our agreement, please sign this Agreement in the space provided below and return it to us by email or fax to (646) 839- 2885.

Very truly yours,
S. MITCHELL & ASSOCIATES, LLC

By:	/s/ Susan J. Mitchell
Name:	Susan J. Mitchell

ACCEPTED AND AGREED

Western Alaska Minerals

A AND AGREEDWESTERN SILVER CORPORATION

By:	/s/ Christopher Marrs	Date:	October 26, 2023
Name:	Christopher Marrs
Title:	CEO

EXHIBIT A -- INDEMNIFICATION AND OTHER TERMS

1.	The Client shall:

a.	Indemnify SMA for and hold it harmless against any losses (including loss of profit, claims, damages or liabilities) to which SMA may become subject (A) arising in any manner out of or in connection with (i) actions taken or omitted to be taken (including any untrue statements made or statements omitted to be made) by the Client or (ii) actions taken or omitted to be taken by SMA in conformity with either (x) instructions of the Client or (y) actions taken or omitted to be taken by the Client, or (B) otherwise arising in any manner out of or in connection with SMA’s rendering of services hereunder unless it is finally judicially determined that such losses, claims, damages or liabilities arose out of the negligence or wilful misconduct of SMA; and

b.	Promptly reimburse SMA for any legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings or with respect to any claim whatsoever or other cause of action arising from any matter out of or in connection with SMA's rendering of services hereunder, unless it is finally judicially determined that SMA has been negligent or engaged in misconduct with respect to the rendering of such service.

The Client agrees that the indemnification and reimbursement commitment set forth in this paragraph shall apply whether or not SMA is a formal party to any such lawsuits, claims or other proceedings, that SMA is entitled to retain separate counsel of its choice in connection with any of the matters to which commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, office or employee of SMA (each, with SMA, an "Indemnified Person").

2.	The Client and SMA agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph 1 is finally judicially determined to be unavailable, then (whether or not SMA is the Indemnified Person) the Client and SMA shall contribute to the losses, claims, damages and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Client, on the one hand, and SMA, on the other, in connection with the transactions contemplated herein, subject to the limitation that in any event, SMA's aggregate contribution to any losses, claims, liabilities, damages and expenses shall not exceed the amount of the fees actually received by SMA hereunder (excluding amounts paid to reimburse SMA for its out-of-pocket expenses). It is hereby agreed that the relative benefits to the Client, on the one hand, and SMA on the other hand, with respect to any transaction or proposed transaction contemplated herein shall be deemed to be in the same proportion as (i) the amount received by the Client in connection with the transactions contemplated herein bears to (ii) the fee paid to SMA in respect to such transactions.

3.	The foregoing agreement shall apply to any modification of this engagement. Further, they shall be in addition to any rights that SMA may have at common law or otherwise.

4.	This Agreement may not be amended, modified or terminated except in writing signed by all parties hereto.

5.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable therein. The parties hereto irrevocably submit to the jurisdiction and venue of any court of the applicable jurisdiction and waive any and all objections to jurisdiction and venue that it or he/she may have.

6.	In connection with SMA's services hereunder, the Client agrees to furnish SMA with information and data concerning the business, operations, properties, financial condition, prospects and other aspects of the Client as may be reasonable and appropriate under the circumstance. It is understood that in performing under this engagement, SMA may rely upon the information supplied to it by the Client without independent verification. SMA will, however (unless otherwise required by law), keep such information confidential and will only use such information to assist the Client as outlined in the Agreement.

7.	Any advice provided by SMA under this Agreement shall not be disclosed to any third parties without SMA's prior written approval.

8.	The Client agrees that SMA has the right to describe its services hereunder in materials that it provides to clients and prospective clients and in advertisements in financial and other newspapers and journals at its own expense, provided that SMA will submit a copy of such materials or advertisements to the Client so that it can approve the form and substance of the materials or advertisements, which approval shall not be unreasonably withheld or delayed

9.	The Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but this Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other party. In the event any provisions hereof shall be modified or held ineffective by any Court in any respect, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof and the provisions hereof shall be enforced to the maximum extent allowed by law.

10.	All reimbursable expenses shall be billed by SMA and paid monthly.

11.	All appropriately invoiced amounts outstanding for more than 15 days shall incur interest at the lesser of 1.5% per month or the maximum allowable under applicable laws

12.	All notices provided hereunder shall be given in writing by overnight courier service or sent by certified mail, return receipt requested, if to S. Mitchell & Associates LLC, to: 2 Horatio Street, Suite 16L, New York, NY 10014, USA Attention: Susan J. Mitchell or fax 1-646-839-2885; and if to the Client, to: Western Alaska Minerals.,3573 East Sunrise Drive, Suite 233, Tucson AZ 85718 USA. Attention: Christopher Marrs, CEO or email: kit@westernalaskaminerals.com.